Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for First Quarter 2019

EVANSTON, Ill., February 28, 2019 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Financial Highlights

•	Total investment income of $22.2 million

•	Net investment income of $10.9 million, or $0.45 per share

•	Adjusted net investment income of $11.2 million, or $0.46 per share(1)

•	Net increase in net assets resulting from operations of $12.0 million, or $0.49 per share

•	Invested $67.7 million in debt and equity securities, including three new portfolio companies

•	Received proceeds from repayments and realizations of $96.2 million

•	Paid special dividend of $0.04 per share and regular quarterly dividend of $0.39 per share on December 21, 2018

•	Net asset value (NAV) of $403.0 million, or $16.47 per share, as of December 31, 2018

Full Year 2018 Financial Highlights

•	Total investment income of $76.4 million

•	Net investment income of $34.8 million, or $1.42 per share

•	Adjusted net investment income of $37.7 million, or $1.54 per share(1)

•	Net increase in net assets resulting from operations of $49.5 million, or $2.02 per share

•	Invested $212.3 million in debt and equity securities, including 15 new portfolio companies

•	Received proceeds from repayments and realizations of $188.3 million

•	Paid regular dividends totaling $1.56 per share and a special dividend of $0.04 per share

•	Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2018 of $17.3 million, or $0.71 per share

Management Commentary

“Rounding out a solid year, our diversified portfolio generated a 29.2% increase in adjusted net investment income for the fourth quarter, reflecting continued growth in recurring interest and fee income with an additional boost in income from equity investments,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “For the year, our plan to stay the course, selectively investing in high quality companies that generate strong free cash flow and have positive long-term outlooks, was effective. NAV per share grew for the fourth consecutive year, reflecting positive portfolio returns, and we closed investments totaling $212.3 million while receiving repayments totaling $188.3 million. The overall health of our portfolio along with our adherence to underwriting disciplines focused on capital preservation place us in a durable position to selectively grow our portfolio with a focus on our long-term goal of generating attractive risk-adjusted returns from our debt and equity investments.”

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2018 Financial Results

The following table provides a summary of our operating results for the three months ended December 31, 2018 as compared to the same period in 2017 (dollars in thousands, except per share data):

	Three Months Ended
	December 31,
	2018	2017	$ Change	% Change
Interest income	$15,049	$13,946	$1,103	7.9%
Payment-in-kind interest income	2,051	1,857	194	10.4%
Dividend income	3,020	156	2,864	1835.9%
Fee income	2,041	1,068	973	91.1%
Interest on idle funds and other income	47	41	6	14.6%

Total investment income	$22,208	$17,068	$5,140	30.1%

Net investment income	$10,945	$7,687	$3,258	42.4%
Net investment income per share	$0.45	$0.31	$0.14	45.2%

Adjusted net investment income (1)	$11,152	$8,631	$2,521	29.2%
Adjusted net investment income per share (1)	$0.46	$0.35	$0.11	31.4%

Net increase in net assets resulting from operations	$11,982	$12,407	$(425)	(3.4%)
Net increase in net assets resulting from operations per share	$0.49	$0.51	$(0.02)	(3.9%)

The $5.1 million increase in total investment income for the three months ended December 31, 2018 as compared to the same period in 2017 was primarily attributable to (i) a $1.3 million increase in total interest income (including payment-in-kind interest income) resulting from higher average debt investment balances outstanding, partially offset by a decrease in weighted average debt investment yield, (ii) a $2.9 million increase in dividend income from equity investments, and (iii) a $1.0 million increase in fee income resulting primarily from an increase in prepayment fee income.

For the three months ended December 31, 2018, total expenses, including income tax provision, were $11.3 million, an increase of $1.9 million or 20.1%, from the $9.4 million of total expenses, including income tax provision, for the three months ended December 31, 2017. The increase was primarily attributable to (i) a $1.3 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, (ii) a $1.0 million net increase in base management and income incentive fees due to higher average total assets and higher pre-incentive fee net investment income, and (iii) partially offset by a $(0.7) million decrease in the capital gains incentive fee accrued.

Net investment income increased by $3.3 million, or 42.4%, to $10.9 million during the three months ended December 31, 2018 as compared to the same period in 2017, as a result of the $5.1 million increase in total investment income, as compared to only a $1.9 million increase in total expenses, including income tax provision. Adjusted net investment income (1), which excludes the capital gains incentive fee accrual, increased by $2.5 million, or 29.2%, to $11.2 million due to the $5.1 million increase in total investment income, as compared to a $2.6 million increase in total expenses, excluding the accrued capital gains incentive fee.

For the three months ended December 31, 2018, the total net realized gain on investments, net of income tax provision on realized gains, was $5.5 million, as compared to total net realized gain on investments, net of income tax provision on realized gains, of $5.0 million for the same period in 2017.

Full Year 2018 Financial Results

The following table provides a summary of our operating results for the year ended December 31, 2018 as compared to the same period in 2017 (dollars in thousands, except per share data):

	Years Ended December 31,
	2018	2017	$ Change	% Change
Interest income	$60,883	$55,100	$5,783	10.5%
Payment-in-kind interest income	6,575	7,039	(464)	(6.6%)
Dividend income	4,010	1,862	2,148	115.4%
Fee income	4,809	4,463	346	7.8%
Interest on idle funds and other income	148	151	(3)	(2.0%)

Total investment income	$76,425	$68,615	$7,810	11.4%

Net investment income	$34,761	$33,677	$1,084	3.2%
Net investment income per share	$1.42	$1.43	$(0.01)	(0.7%)

Adjusted net investment income (1)	$37,699	$35,732	$1,967	5.5%
Adjusted net investment income per share (1)	$1.54	$1.52	$0.02	1.3%

Net increase in net assets resulting from operations	$49,452	$43,951	$5,501	12.5%
Net increase in net assets resulting from operations per share	$2.02	$1.87	$0.15	8.0%

The $7.8 million increase in total investment income for the year ended December 31, 2018 as compared to the same period in 2017 was primarily attributable to (i) a $5.3 million increase in total interest income (including payment-in-kind interest income) resulting from higher average debt investment balances outstanding, partially offset by a decrease in weighted average debt investment yield, (ii) a $2.1 million increase in dividend income due to increased levels of distributions received from equity investments, and (iii) a $0.3 million increase in fee income resulting from an increase in prepayment fee income, and partially offset by a decrease in debt amendment fee income.

For the year ended December 31, 2018, total expenses, including income tax provision, were $41.7 million, an increase of $6.7 million or 19.3%, from the $34.9 million of total expenses, including income tax provision, for the year ended December 31, 2017. The increase was primarily attributable to (i) a $3.1 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, (ii) a $2.1 million net increase in base management and income incentive fees due to higher average total assets and higher pre-incentive fee net investment income, and (iii) a $0.9 million increase in the capital gains incentive fee accrued.

Net investment income increased by $1.1 million, or 3.2%, to $34.8 million during the year ended December 31, 2018 as compared to the same period in 2017, as a result of the $7.8 million increase in total investment income, as compared to only a $6.7 million increase in total expenses, including income tax provision. Adjusted net investment income (1), which excludes the capital gains incentive fee accrual, increased by $2.0 million, or 5.5%, to $37.7 million due to the $7.8 million increase in total investment income, as compared to a $5.8 million increase in total expenses, excluding the accrued capital gains incentive fee.

For the year ended December 31, 2018, the total net realized loss on investments, net of income tax provision on realized gains, was $(11.0) million, as compared to total net realized gain on investments, net of income tax provision on realized gains, of $15.7 million for the same period in 2017.

Portfolio and Investment Activities

As of December 31, 2018, the fair value of our investment portfolio totaled $643.0 million and consisted of 60 active portfolio companies and three portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 107.4% of the related cost basis as of December 31, 2018. As of December 31, 2018, seven debt investments bore interest at a variable rate, which represented $75.9 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. As of December 31, 2018, our average active portfolio company investment at amortized cost was $10.0 million, which excludes investments in the three portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.6% as of December 31, 2018. The weighted average yield was computed using the effective interest rates for debt investments at cost as of December 31, 2018, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

Fourth quarter 2018 investment activity included the following new portfolio company investments:

•

Alzheimer’s Research and Treatment Center, LLC, a leading clinical trial site services provider with a focus on trials targeting the treatment and prevention of Alzheimer’s Disease. Fidus invested $7.5 million in first lien debt and common equity.

•	Palisade Company, LLC, a leading provider of risk modeling and decision analysis software. Fidus invested $7.5 million in subordinated debt and common equity.

•	Argo Turboserve Corporation, a leading provider of parts management and other outsourced logistics services to the aerospace and industrial markets. Fidus invested $15.0 million in second lien debt.

As of December 31, 2018, we had debt investments in two portfolio companies on non-accrual status, which had an aggregate cost and fair value of $29.6 million and $20.8 million, respectively.

Liquidity and Capital Resources

As of December 31, 2018, we had $42.0 million in cash and cash equivalents and $53.5 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of December 31, 2018, we had SBA debentures outstanding of $191.0 million, $50.0 million outstanding of our 5.875% notes due 2023 (the “Public Notes”), and $36.5 million outstanding under our Credit Facility. As of December 31, 2018, the weighted average interest rate on total debt outstanding was 4.1%.

Subsequent Events

On January 3, 2019, we invested $17.0 million in subordinated debt, common equity and preferred equity, and made a commitment for up to $11.0 million of additional subordinated debt, of BCM One Group Holdings, Inc., a provider of managed technology solutions and services.

On January 3, 2019, we exited our debt investments in Gurobi Optimization, LLC. We received payment in full of $20.4 million on our subordinated debt, which includes a prepayment penalty.

On January 28, 2019, we exited our existing debt and equity investments in K2 Industrial Services, Inc. We received payment in full on our Tranche A and A-1 notes, including prepayment penalties, and recognized a loss of approximately $1.3 million on our equity investment. We converted our remaining Tranche B note into a new debt security of K2 Merger Agreement Agent, LLC (the residual escrow entity).

On January 28, 2019, we invested $18.4 million in subordinated debt and common equity of BCC Group Holdings, Inc., a leading provider of software and data solutions designed to enhance direct mail processing.

On February 1, 2019, we exited our debt investment in Fiber Materials, Inc. We received payment in full of $4.0 million on our second lien debt.

On February 1, 2019, we exited our debt investment in Tile Redi, LLC. We received payment in full of $10.2 million on our first lien debt.

On February 7, 2019, we invested $10.5 million in first lien debt and common equity of Diversified Search, LLC, a leading multi-practice retained executive search firm.

On February 8, 2019, we closed the public offering of approximately $60.0 million in aggregate principal amount of our 6.000% notes due 2024, or the “2024 Notes.” On February 19, 2019, the underwriters exercised their option to purchase an additional $9.0 million in aggregate principal of the 2024 Notes. The total net proceeds to us from the 2024 Notes, including the exercise of the underwriters’ option, after deducting underwriting discounts of approximately $2.1 million and estimated offering expenses of $0.4 million, were approximately $66.5 million. The 2024 Notes are listed on the NASDAQ Global Select Market under the trading symbol “FDUSZ.”

On February 28, 2019, we repaid $19.8 million of SBA debentures with a weighted average interest rate of 3.1% which would have matured on dates ranging from September 1, 2021 to March 1, 2025.

First Quarter 2019 Dividend of $0.39 Per Share Declared

On January 31, 2019, our Board of Directors declared a regular quarterly dividend of $0.39 per share payable on March 22, 2019 to stockholders of record as of March 8, 2019.

When declaring dividends, our Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2019 taxable income, as well as the tax attributes for 2019 dividends, will be made after the close of the 2019 tax year. The final tax attributes for 2019 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2018 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 1, 2019. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 6896935.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on March 1, 2019 until 11:59pm ET on March 8, 2019 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 6896935. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31, 2018	December 31, 2017
ASSETS
Investments, at fair value
Control investments (cost: $22,697 and $6,294, respectively)	$18,820	$4,723
Affiliate investments (cost: $70,924 and $91,361, respectively)	123,051	123,011
Non-control/non-affiliate investments (cost: $505,129 and $480,139, respectively)	501,111	468,574

Total investments, at fair value (cost: $598,750 and $577,794, respectively)	642,982	596,308
Cash and cash equivalents	42,015	41,572
Interest receivable	7,528	7,411
Prepaid expenses and other assets	1,351	972

Total assets	$693,876	$646,263

LIABILITIES
SBA debentures, net of deferred financing costs	$186,734	$226,660
Public Notes, net of deferred financing costs	48,411	—
Borrowings under Credit Facility, net of deferred financing costs	36,358	11,175
Accrued interest and fees payable	2,812	2,712
Management and incentive fees payable – due to affiliate	15,127	11,217
Administration fee payable and other – due to affiliate	474	562
Taxes payable	803	500
Accounts payable and other liabilities	172	164

Total liabilities	290,891	252,990

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,463,119 and 24,507,940 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively)	24	24
Additional paid-in capital	366,278	370,796
Total distributable earnings	36,683	22,453

Total net assets	402,985	393,273

Total liabilities and net assets	$693,876	$646,263

Net asset value per common share	$16.47	$16.05

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations

(in thousands, except shares and per share data)

	Three Months Ended December 31, (unaudited)		Years Ended December 31,
	2018	2017	2018	2017
Investment Income:
Interest income
Control investments	$65	$56	$246	$56
Affiliate investments	1,600	1,954	6,868	9,173
Non-control/non-affiliate investments	13,384	11,936	53,769	45,871

Total interest income	15,049	13,946	60,883	55,100
Payment-in-kind interest income
Control investments	175	152	661	152
Affiliate investments	85	444	698	1,834
Non-control/non-affiliate investments	1,791	1,261	5,216	5,053

Total payment-in-kind interest income	2,051	1,857	6,575	7,039
Dividend income
Control investments	—	—	—	—
Affiliate investments	2,501	27	3,454	898
Non-control/non-affiliate investments	519	129	556	964

Total dividend income	3,020	156	4,010	1,862
Fee income
Control investments	—	—	—	—
Affiliate investments	57	152	80	378
Non-control/non-affiliate investments	1,984	916	4,729	4,085

Total fee income	2,041	1,068	4,809	4,463
Interest on idle funds and other income	47	41	148	151

Total investment income	22,208	17,068	76,425	68,615

Expenses:
Interest and financing expenses	3,722	2,417	12,956	9,893
Base management fee	2,927	2,586	11,365	9,788
Incentive fee	2,992	3,098	12,351	10,968
Administrative service expenses	350	419	1,462	1,428
Professional fees	325	429	1,343	1,433
Other general and administrative expenses	255	241	1,467	1,208

Total expenses	10,571	9,190	40,944	34,718

Net investment income before income taxes	11,637	7,878	35,481	33,897
Income tax provision (benefit)	692	191	720	220

Net investment income	10,945	7,687	34,761	33,677

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	—
Affiliate investments	9,944	4,481	10,786	4,460
Non-control/non-affiliate investments	(5,059)	1,074	(21,055)	13,444
Net change in unrealized appreciation (depreciation):
Control investments	(2,212)	(1,571)	(2,306)	(1,571)
Affiliate investments	(7,469)	8,088	20,477	13,632
Non-control/non-affiliate investments	5,183	(6,810)	7,547	(17,487)
Income tax (provision) benefit from realized gains on investments	650	(542)	(758)	(2,204)

Net gain (loss) on investments	1,037	4,720	14,691	10,274

Net increase in net assets resulting from operations	$11,982	$12,407	$49,452	$43,951

Per common share data:
Net investment income per share-basic and diluted	$0.45	$0.31	$1.42	$1.43

Net increase in net assets resulting from operations per share – basic and diluted	$0.49	$0.51	$2.02	$1.87

Dividends declared per share	$0.43	$0.43	$1.60	$1.60

Weighted average number of shares outstanding – basic and diluted	24,463,119	24,493,535	24,471,730	23,527,188

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months and years ended December 31, 2018 and 2017.

	($ in thousands) Three Months Ended December 31, (unaudited)		($ in thousands) Years Ended December 31, (unaudited)
	2018	2017	2018	2017
Net investment income	$10,945	$7,687	$34,761	$33,677
Capital gains incentive fee expense (reversal)	207	944	2,938	2,055

Adjusted net investment income (1)	$11,152	$8,631	$37,699	$35,732

	(Per share) Three Months Ended December 31, (unaudited)		(Per share) Years Ended December 31, (unaudited)
	2018	2017	2018	2017
Net investment income	$0.45	$0.31	$1.42	$1.43
Capital gains incentive fee expense (reversal)	0.01	0.04	0.12	0.09

Adjusted net investment income (1)	$0.46	$0.35	$1.54	$1.52

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
Fidus Investment Corporation	(212) 838-3777
(847) 859-3940	jburfening@lhai.com